DUOLINGO ANNOUNCES CFO TRANSITION
GILLIAN MUNSON, BOARD MEMBER & CHAIR OF AUDIT COMMITTEE, TO BECOME CFO

Pittsburgh, PA — January 12, 2026 - Duolingo, Inc. (NASDAQ: DUOL), the world’s leading mobile learning platform, today announced Gillian Munson as Chief Financial Officer ("CFO"), effective February 23, 2026. Matt Skaruppa will step down after nearly six years with the company; he will remain CFO until Ms. Munson starts her new role, at which time he will assume an advisory role to help provide for a seamless transition.

“I want to thank Matt for all he’s done for Duolingo,” said Luis von Ahn, Duolingo’s Co-Founder and CEO. “He’s been an exceptional financial leader and built a world-class team that has shaped our trajectory as a public company, positioning Duolingo for long-term growth.”

“Gillian steps into this role with a track record of strong financial leadership and a deep understanding of Duolingo,” von Ahn said. “I look forward to partnering with her in this new capacity. I’m confident she is the right leader to help us capitalize on the opportunity ahead to bring education to billions of people.”

Under Skaruppa’s leadership, Duolingo executed a successful initial public offering and achieved six consecutive years of disciplined financial growth.

“Duolingo has been the most rewarding chapter of my career,” Skaruppa said. “From taking Duolingo public, to scaling the business far beyond our IPO expectations, and building a finance organization that matches the creativity and excellence of the rest of the company, I’m proud of what we’ve accomplished together: sustainable growth, strong profitability, and a culture that never lost its sense of fun.”

Munson assumes the CFO role after serving on the Duolingo Board of Directors since 2019 as Chair of the Audit, Risk and Compliance Committee. She was most recently the CFO of Vimeo and previously held CFO positions at Iora Health, Inc. and XO Group Inc., in addition to leadership positions at Union Square Ventures, Allen & Company, Symbol Technologies, and Morgan Stanley. She currently serves as Audit Chair and Board member at Phreesia (PHR).

“When Luis, Matt, and the Board approached me about the possibility of stepping into this role, it was an easy yes," Munson said. "Having worked closely with leadership as a Board member, I’ve developed deep respect for Duolingo’s culture, operating discipline, and momentum. Few companies combine this level of engagement and impact with strong financial fundamentals, and I’m honored to step into the CFO role to help advance Duolingo’s long-term mission to bring the best education to the world.”

Company Provides Update on Fourth Quarter 2025

Today Duolingo also announced a preliminary update on operating metrics for the fourth quarter ending December 31, 2025. The Company's preliminary results show fourth quarter DAU growth of approximately 30% year over year and bookings at or slightly above the high end of its previously announced guidance range of $329.5 million - 335.5 million.

Regarding the fourth quarter, Luis von Ahn remarked, “As we said in our third quarter 2025 shareholder letter, we’re prioritizing teaching better and user growth, and we executed on that strategy in the fourth quarter. While I’m delighted with our preliminary fourth quarter metrics, we plan to continue to invest meaningfully in the product, even when it involves near-term tradeoffs. We are doing this because our long-term opportunity is to teach billions of people, and while we’ve made incredible progress, we remain early in our journey.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this press release, including without limitation, statements regarding the Company’s expected results for the quarter ended December 31, 2025 and planned business strategy are forward-looking statements. Such forward-looking statements are neither promises nor guarantees, but involve a number of known and unknown risks, uncertainties and assumptions that may cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to those important factors more fully detailed under the caption "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as any such factors may be updated from time to time in the Company’s other filings with the Securities and Exchange Commission (“SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at investors.duolingo.com. All forward-looking statements speak only as of the date of this press release and, the Company disclaims any obligation to update such forward-looking statements unless required by applicable law.

About Duolingo
Duolingo is the leading mobile learning platform globally. Its flagship app has organically become the world's most popular way to learn languages and the top-grossing app in the Education category on both Google Play and the Apple App Store. With technology at the core of everything it does, Duolingo has consistently invested to provide learners a fun, engaging, and effective learning experience while remaining committed to its mission to develop the best education in the world and make it universally available.

Investors:
Deborah Belevan, VP of Investor Relations
ir@duolingo.com

Press:
Monica Earle, Director of Public Relations
press@duolingo.com